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                                  EXHIBIT 10.10

                         WALLACE COMPUTER SERVICES, INC
                             STOCK OPTION GUIDELINE


THE STOCK OPTION AWARDS AS A RESULT OF THE GUIDELINES LISTED HEREIN ARE SUBJECT TO THE 1989 STOCK OPTION PLAN. THE GUIDELINES LISTED HEREIN DO NOT CONSTITUTE A PLAN BUT ARE RATHER A MEANS OF DETERMINING THE NUMBER OF OPTION AWARDS TO BE GRANTED.

SECTION 1.  GUIDELINE OBJECTIVES

     A) To provide a means of rewarding key employees of Wallace Computer Services, Inc. and its subsidiaries ("Company") for personal performance that enhances the Company's financial performance and increases shareholder value.

     B) To provide competitive levels of compensation to enable the Company to attract and retain people who are able to contribute materially to the success of the Company's business by their ability and ingenuity.

     C)  To recognize differences in the performance of individual Participants.

     D) To recognize differences in the performance of the Company as demonstrated by financial performance.

SECTION 2.  ADMINISTRATION OF THE GUIDELINE

     (a) The Guideline shall be administered by the Compensation Committee of the Board of Directors ("Committee"). The membership of the Committee may be reduced, changed, or increased from time to time at the absolute discretion of the Board of Directors.

     (b) The establishment and amendment of rules and regulations for the Guideline's administration shall be developed and proposed by the Committee and approved by the Disinterested Directors (as defined in Section 3.11 of the By-
Laws). Similarly, the determination of those who may participate in the Guideline, and the amount of individual awards to such Participants shall be proposed by the Committee and approved by the Disinterested Directors. The determinations of the award amount may be delegated to one or more officers and/or managers of the Company in accordance with the rules and regulations as may be prescribed or adopted from time to time, except that the Disinterested Directors shall review and approve the individual awards to be made to Participants. The Committee shall have the sole power to interpret the Guideline.

     (c) The Committee members and the Disinterested Directors, may rely upon any information supplied to them by any officer of the Company in connection with the administration of the Guideline.
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SECTION 3.  DEFINITIONS

     (a)  Investment - means the following:

               +  Gross trade receivables
               +  Gross inventories at standard cost
               + Net property, plant & equipment, less construction in progress + Net present value of building and equipment operating leases
               +  Goodwill
               +  Unamortized software development costs
               -  Trade accounts payable
               -  Unvouchered trade payables

     (b)  Operating Profit After-Taxes - means the following:

               Operating Income
               +/-  Change in Inventory reserves
               +/-  Change in Accounts Receivable reserves
               +/-  Change in Post retirement liability
               +/-  Other Unusual Income or Expense Items
               +    Goodwill amortization
               +    Interest expense
               -    Interest Income
               +    Interest expense associated with operating leases
               -    Current Tax Expense on the sum of the above

     (c) Actual Company Return on Investment - means the actual "Operating Profit After-Taxes" of the Company for the Plan Year divided by the average of the actual Company "Investment" at the beginning of the Plan Year and the actual Company "Investment" at the end of the Plan Year.

     (d) Targeted Company Return on Investment - means the budgeted "Operating Profit After-Taxes" of the Company for the Plan Year divided by the average of the actual Company "Investment" at the beginning of the Plan Year and the budgeted Company "Investment" for the end of the Plan Year. Budgeted "Operating Profit After-Taxes" and ending "Investment" are to be obtained from the final annual budget book approved by the Board of Directors.

     (e) Base Salary - means the amount of a Participant's base compensation as of November 1 of a Plan Year without adjustment for bonuses, salary deferrals, value of benefits, special payments, amounts contributed to a savings plan or similar items.

     (f) Employee - means persons employed by the Company or any subsidiary in which the Company owns directly or indirectly all or a majority of the common stock and shall include employees who are also Directors of the Company or of any such subsidiary and may, at the discretion of the Committee and Disinterested Directors, include persons who at the request of the Company accept employment with any company in which the Company has a substantial ownership interest.

     (i) Participant - means an employee who has been nominated by the Committee members and Disinterested Directors to participate in this Guideline.

     (h) Plan Year - means the one year period coincident with the Company's fiscal year.


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SECTION 4.  ELIGIBILITY

     (a) ELIGIBLE POSITIONS. An employee shall be eligible for consideration to participate in this Guideline based on such criteria as the Committee members shall recommend and Disinterested Directors shall approve from year to year. In general, the CEO, all Vice Presidents and Division General Managers may be eligible for participation in the Guideline. However, actual participation will depend upon the contribution and impact each eligible employee may have on the Company's value to its Shareholders, as determined by the CEO of the Company, recommended by the Committee members and approved by the Disinterested Directors.

     (b) NOMINATION AND APPROVAL. Each Plan Year, the CEO of the Company will nominate eligible employees to participate in the Guideline for that Plan Year. The Disinterested Directors will have final authority to select Participants among eligible employees nominated by the CEO.

     (c) INELIGIBLE POSITIONS. No Committee member or Disinterested Director shall be a Participant of the Guideline. Membership on any other committee of the Board of Directors shall not by itself render an Employee ineligible for participation in the Guideline.

     (d) CHANGES IN STATUS. A person whose employment begins or whose responsibilities change making them qualified to participate in the Guideline (or leave the participating class), may, on the recommendation of the Committee, and approval of the Disinterested Directors, be eligible to participate in the Guideline.

     (e) OTHER PLANS. Nothing in this Guideline shall be construed as preventing the Company from establishing incentive or other variable compensation plans eligible to Employees.

     (f) DISCRETIONARY AWARDS. The CEO may recommend discretionary option awards to employees of the Company who are not Participants of the Guideline. Such awards will be given to recognize these employees for their achievements and contribution to the Company. All discretionary awards will be approved by the Disinterested Directors.


SECTION 5.  INDIVIDUAL PARTICIPATION LEVELS

     (a) Calculation of Award. Each Participant's award will be determined as a function of the Participant's Target Award (provided in paragraph 5.b below), Company Performance Factor (provided in Section 6.a.) and the Individual Performance Factor (provided in Section 6.b.) for the Plan Year. Each Participant's award will be calculated as follows:

                       Target Award (X) Performance Factor

          The performance factor will be determined from a matrix (provided as Exhibit A) that considers both the Company Performance Factor and the Individual Performance Factor.


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     (b)  Target Awards.  The Target Awards will be determined according to the following schedule:

             Executive Position                        Target Award
             ------------------                        ------------
      CEO                                                  9,500
      Sr. V.P.                                             5,700
      Corporate V.P. (CFO, Sales & MIS)                    4,750
      Corporate V.P. (all others)                          3,800
      Division V.P.                                        2,850
      Division General Manager                             2,850

The target award of the CEO will be adjusted annually to equal:
          Target award = CEO base salary DIVIDED BY stock price as of the preceding Plan year end.

The target awards of the other executive positions will retain the same ratio to the CEO (i.e., Sr. V.P. 60%, Corporate V.P. 50%, etc.)

The Disinterested Directors, shall have full power to revise and adjust the Target Awards and to revise the positions eligible to participate in the Guideline.


SECTION 6.  PERFORMANCE FACTORS

     For any Plan Year the Performance Factor will be determined from a matrix (provided as Exhibit A) in which the "Y" axis represents the Company Performance factor and the "X" axis represents the Individual Performance factor.

     (a) COMPANY PERFORMANCE FACTOR. The "Y" axis will consist of five boxes. The middle box will equal the Company's "Targeted Return on Investment." The value of each box above the top middle box will equal 105% and 110% respectively, of the Targeted Return on Investment. The value of each box below the middle box will be equal to 95% and 90% respectively, of the Targeted Return on Investment.

     (b) INDIVIDUAL PERFORMANCE FACTOR The "X" axis represents the Individual Performance Factor. The "X" axis will consist of three boxes, each representing a benchmark of the Participant's Individual Performance Factor. The first box benchmark will equal 45%. The benchmarks of each box to the right of the first box will be 60% and 90% respectively. Each Participant's actual performance factor will equal the percentage as computed in the Annual Bonus Plan.


SECTION 7.  GRANTING OF AWARDS

     (a) Subject to the condition set forth in paragraph (b) below, granting of awards shall be approved at the Board of Director meeting following the Annual Shareholder meeting.

     (b) All awards are contingent upon the Participant remaining in the employ of the Company. In the event a Participant terminates or resigns from the Company prior to the awards being granted, the Participant will forfeit all rights to the awards.

     (c) No Participant shall have any right with respect to any award until such award shall be delivered to him.


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SECTION 8.  GENERAL CONDITIONS

     (a) Amendments. The Disinterested Directors may from time to time amend, suspend or terminate in whole or in part, and if terminated, may reinstate any or all of the provisions of the Guideline.

     (b) Interpretation of the Guideline. Any interpretation of the Guideline arising out of or in connection with the construction, administration, and effect of the Guideline and of its rules and regulations shall lie within the Committee's absolute discretion and shall be conclusive and binding upon all Participants and any person claiming under or through any Participant.

     (c) Rights to Continued Employment. The selection of any employee for participation in the Guideline shall not give such Participant any right to be retained in the employ of the Company and the right and power of the Company to dismiss or discharge any Participant is specifically reserved. Nor shall any such Participant or any person claiming under or through the Participant have any right or interest in the Guideline, or any Award thereunder, unless and until all terms, conditions and provisions of the Guideline that affect such Participant have been complied with as specified herein.

     (d) Adjustments to Return on Investment/Performance Factors. When a goal is based on Quantifiable financial or accounting measure, it may be necessary to exclude significant non-budgeted or non-controllable amounts, gains or losses from actual financial results in order to properly measure performance. The Disinterested Directors will decide those items that shall be considered in adjusting actual results. For example, some types of items that may be considered for exclusion are:

          (1) Any gains or losses that will be treated as extraordinary in the Company's financial statements.

          (2) Amounts, profits or losses of any entities acquired by the Company during the Plan Year, assuming they were not included in the budget and/or the goal.

          (3) Material amounts not in the budget and/or the goals that are of a non-recurring nature and are not considered to be in the ordinary course of business.

     (e) Expenses of the Guideline. The expenses of administering this Guideline shall be borne by the Company.

     (f) Governing Laws. The validity, construction, interpretation, administration and effect of the Guideline, and of its rules and regulations, and the rights of any and all persons having or claiming to have an interest therein or thereunder, shall be governed by, and determined exclusively and solely in accordance with, the laws of the State of Delaware.


SECTION 9.  INDEMNIFICATION OF THE COMMITTEE MEMBERS AND DIRECTORS BY THE
            COMPANY.

     (a) No member of the Board of Directors or of the Committee shall be liable for any act or action, whether of commission or omission, taken by any other member, or by any officer, agent or employee.


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     (b)  Pursuant to the Certificate of Incorporation and Bylaws of the
Company, the Company hereby agrees to indemnify the Committee members and Directors for and to hold each of them harmless against any and all liabilities, losses, costs or expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against them at any time by reason of their actions under this Guideline if they did not act dishonestly or in willful or grossly negligent violation of the law or regulation under which such liability, loss, cost or expense is not insured against or exceeds any insurance recovery.


SECTION 10.  EFFECTIVE DATE

This Guideline shall be applicable for the fiscal year beginning August 1,1994, and subsequent fiscal years, unless modified by the Disinterested Directors as prescribed in Section 8.


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                                                                       EXHIBIT A

OPTION PERFORMANCE MATRIX

                                     Individual Objectives Achieved
                                      45%            60%            90%
                                     -----          -----          -----
                      110.0%         133.0%         167.0%         200.0%

Return                105.0%         100.0%         133.0%         167.0%

on                    Target          67.0%         100.0%         133.0%

Investment             95.0%          33.0%          67.0%         100.0%

                       90.0%          10.0%          33.0%          67.0%


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